EXHIBIT 10.1

MOVADO GROUP, INC.
EXECUTIVE PERFORMANCE SHARE PROGRAM

Performance Period
Fiscal 2010

Introduction
The Movado Group, Inc. Executive Performance Share Program (EPSP) is a performance share program that has been established by the Compensation Committee of the Board of Directors of Movado Group, Inc. (the “Committee”) pursuant to Section 9 of the Movado Group, Inc. 1996 Stock Incentive Plan (as amended and restated, the “Plan”).

Capitalized terms that are not defined below have the meaning given to them in the Plan.  Performance Share Units are equivalent, 1 for 1, to shares of Stock that vest based on the Company’s achievement of the specified Performance Goal and the continued service of the Plan Participant.

Objectives:
■	Links compensation to the achievement of corporate goals
■	Recognizes competitive practices in executive compensation
■	Focuses key employees on the improvement of the Company’s operating profit
■	Provides greater equity awards for achieving and exceeding goals
■	Assists with the attraction and retention of key management personnel

Type of Award
Your Award is in the form of Performance Share Units as described under Section 9 of the Plan.

Performance Goal
The Performance Goal that will determine the number of shares of Stock, if any, you receive is the Company’s operating profit for the Award Period.  Operating profit is defined as earnings before interest and taxes, determined in accordance with GAAP as consistently applied by the Company.  In addition to meeting the operating profit goal, cash flow from operations must be positive for the Award Period.

Award Period
The Award Period, which is the period of time within which performance is measured to determine whether an Award of Performance Share Units has been earned, is one year ending January 31, 2010.

Size of Individual Awards
Your target Award is expressed as a number of Performance Share Units.  The actual number of shares of Stock earned is based on actual performance at the end of the Award Period relative to the Performance Goal and can range from 0% to 120% of the target Award depending on the achievement of the operating profit goal.

Performance Standards
■	The number of shares of Stock earned is determined using the following payout schedule for the Award Period ending January 31, 2010
■	Payouts between performance levels will be based on straight line interpolation

Fiscal 2010 Performance:

Degree of Performance                    Operating                                % of Shares
Attainment                                         Profit FY 10                                Earned
(% of Target Goal)

Maximum (120%)                             $23.8 million                                120%

Target (100%)                                   $19.8 million                                100%

Below Target                                                                                            0%

*Cash flow from operations must be positive

Earn Out and Vesting
■
After the Award Period ends (January 31, 2010), if the Performance Goal is achieved, the shares of Stock represented by the Performance Share Units will be earned will become vested and be distributed on the third anniversary of the Award grant date (June 18, 2012).

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Participants must be employed by the Company (or one of its Affiliates) at the end of the Award Period in order to receive the shares of Stock. Shares of Stock earned at the completion of the Award Period are subject to forfeiture only in the event of the Participant’s voluntary resignation or termination of the Participant’s employment for Cause. For purposes of this EPSP, the Participant’s employment shall be deemed to be terminated for “Cause” if the Participant is discharged (i)  on account of fraud, embezzlement or other unlawful or tortious conduct, whether or not involving or against the Company or any Affiliate,  (ii)  for violation of a written policy of the Company or any Affiliate, (iii) for serious and willful acts of misconduct detrimental to the business or reputation of the Company or any Affiliate or (iv) for “Cause” or any like term as defined in any written employment contract with the Participant.

Vesting:  Retirement and Leave of Absence
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In the event of a Participant’s retirement, permanent disability (as determined by the Committee) or death occurring after the Award Period and before June 18, 2012, all unvested shares of Stock earned under this EPSP shall immediately vest.

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For purposes of the EPSP, “retirement” means a Participant’s voluntary resignation (i) at or after age 65, or (ii) before the age of 65 but after age 55 provided the Participant has been employed by the Company (or one of its Affiliates) for at least 10 years and further subject to the specific approval of the Committee (including any limitations or conditions the Committee may, in its discretion, impose which are not inconsistent with the express terms of the Plan such as, without limitation, a covenant by the Participant not to compete with the Company).

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The Committee may in its discretion determine whether any leave of absence (including short-term or long-term disability or medical leave) shall constitute a termination of employment for purposes of the EPSP.

Vesting and
Distribution Schedule

Target Award:  2,000 Performance Share Units

Actual Performance   # of Shares        # of Shares of Stock Distributed
Level                                 Earned                    2nd Anniversary

Maximum                          2,400                            2,400

Target                                2,000                           2,000

Below Target                         0                                0

Payout
■	Awards will be paid in shares of Stock, net of required tax withholding.

Change in Control
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If there should be a Change in Control before the end of the Award Period, the Performance Share Units awarded will be immediately and automatically converted on a 1 for 1 basis to time-based Phantom Stock Units without pro-ration which will vest at the third anniversary of the Award grant date (June 18, 2012) and upon vesting, one share of Stock will be distributed for each Phantom Share Unit not previously forfeited.

■	If a Participant’s employment is terminated within 24 months after the Change in Control, the unvested Phantom Stock Units will become immediately vested.

Miscellaneous
The Committee reserves the right with or without notice, at any time and from time to time, in its sole and absolute discretion to (i) amend or modify in whole or in part any of the provisions of the EPSP in any respect whatsoever (ii) suspend or cancel the EPSP and (iii) make exceptions to any or all of the provisions of the EPSP on a case by case basis.

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This EPSP shall be subject to all of the terms and provisions of the Plan, which are incorporated hereby and made a part hereof.  If there is any inconsistency between any of the provisions of the EPSP and the Plan, the provisions of the Plan shall govern.

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Neither the Plan nor the EPSP constitutes a contract of employment and the Company specifically reserves the right to terminate a participant’s employment at any time with or without Cause and with or without notice or assigning a reason.